Exhibit 10.7

INTERCREDITOR AGREEMENT
dated as of May 6, 2010,
Between
REGIONS BANK,
as First Lien Collateral Agent,
U.S. Bank National Association,
as Second Lien Collateral Agent,
PENSON WORLDWIDE, INC.,
as the Company,
and
the Subsidiary Grantors party hereto

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INTERCREDITOR AGREEMENT
          This INTERCREDITOR AGREEMENT is dated as of May 6, 2010, and entered into by and between REGIONS BANK, in its capacity as collateral agent for the First Lien Obligations (as defined below), including its successors and assigns from time to time (the “First Lien Collateral Agent”), and U.S. Bank National Association, in its capacity as collateral agent for the Second Lien Obligations (as defined below), including its successors and assigns from time to time (the “Second Lien Collateral Agent”). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.
RECITALS
          WHEREAS, Penson Worldwide, Inc. (the “Company”), the lenders party thereto, Regions Bank, as Administrative Agent, Swingline Lender and Letter of Credit Issuer and Regions Capital Markets, as lead arranger, have entered into that $75,000,000 Second Amended and Restated Credit Agreement dated as of May 6, 2010 providing for a revolving credit facility (as further amended, restated, supplemented, renewed or otherwise modified from time to time, the “Initial Credit Agreement”);
          WHEREAS, the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee, have entered into that Indenture dated as of the date hereof providing for the issuance of $200,000,000 senior notes due 2017 (the “Notes”’) (as amended, restated, supplemented or otherwise modified from time to time, the “Initial Indenture”);
          WHEREAS, the obligations of the Grantors under the Credit Agreement and certain other obligations of the Grantors may be secured by certain assets of the Company and certain Subsidiaries (such Subsidiaries and any future Subsidiaries of the Company providing a guaranty of the Credit Agreement, the “Subsidiary Grantors”), respectively, pursuant to the terms of the First Lien Security Documents;
          WHEREAS, the obligations of the Company and the Subsidiary Grantors under the Indenture will be secured by the Second Lien Collateral (as defined herein) pursuant to the terms of the Second Lien Security Documents;
          WHEREAS, the First Lien Loan Documents and the Second Lien Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and
          WHEREAS, in order to induce the First Lien Collateral Agent and the First Lien Secured Parties to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Secured Parties to extend credit and other financial accommodations and lend monies to or for the benefit of the Company, or any other Subsidiary Grantor, the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties has agreed to the lien subordination (including the intercreditor and other) provisions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1. Definitions.
          1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:
          “Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
          “Business Day” means any day excluding Saturday, Sunday and a day on which banking institutions located in New York City are authorized or required by law to close.
          “Cash Management Obligations” means, with respect to any Grantor, any obligations of such Grantor owed to any First Lien Secured Party (or any of its Affiliates) in respect of treasury management arrangements, depositary, credit card, check writing, ACH or other cash management services.
          “Collateral” means those assets and property of the Grantors constituting both First Lien Collateral and Second Lien Collateral.
          “Comparable Second Lien Security Document” means, in relation to any Collateral subject to any Lien created under any First Lien Security Document, that Second Lien Security Document which creates a Lien on the same Collateral, granted by the same Grantor.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Credit Agreement” means (a) the Initial Credit Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to Refinance (subject to the limitations set forth herein) in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (a) or (y) any subsequent credit facilities designated by the

Company as the Credit Agreement hereunder. Any reference to the Credit Agreement hereunder shall be deemed a reference to any Credit Agreement then in existence.
          “DIP Financing” has the meaning set forth in Section 6.1.
          “Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate set forth in the Credit Agreement, whether or not such interest is allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First Lien Loan Documents (including all reimbursement obligations in respect of letters of credit), (b) payment in full in cash of all other First Lien Obligations (other than Unasserted Contingent Obligations and those obligations described in clauses (e) and (f) below) (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (c) termination or cash collateralization (in an amount reasonably satisfactory to the First Lien Collateral Agent) of all letters of credit issued under the First Lien Loan Documents, (d) termination of all commitments of the First Lien Secured Parties under the First Lien Loan Documents, (e) payment in full in cash of all amounts which can be reasonably quantified at such the time of the occurrence of clause (a) above in respect of all Swap Agreements have been paid in full or the Grantors shall have entered into such other arrangements reasonably acceptable to the counterparties of such Swap Agreements to provide cash collateral or other reasonably acceptable security for such First Lien Obligations in respect of such Swap Agreements, and (f) payment in full in cash of all Cash Management Obligations then due and outstanding at the time of the occurrence of clause (a) above or which can be reasonably quantified at such time have been paid in full or otherwise cash collateralized or secured in a manner reasonably acceptable to the First Lien Collateral or the Grantors have entered into such other arrangements reasonably acceptable to the obligees of such Cash Management Obligations.
          “Disposition” has the meaning set forth in Section 5.1.
          “Exercise of Remedies” has the meaning set forth in Section 5.1.
          “First Lien Administrative Agent” means the “Administrative Agent” under and as defined in the Credit Agreement or the analogous terms ascribed in connection with any other Credit Agreement.
          “First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is expressly and affirmatively granted under the Credit Agreement to secure obligations of the Company under the Credit Agreement.
          “First Lien Collateral Agent” has the meaning set forth in the preamble hereof and shall include any person identified as First Lien Collateral Agent in any Credit Agreement.

          “First Lien Lenders” means the “Lenders” under and as defined in the Initial Credit Agreement or the analogous term ascribed in any other Credit Agreement and any other lenders or holders of debt under a Credit Agreement.
          “First Lien Loan Documents” means the Credit Agreement and the other Loan Documents (as defined in the Initial Credit Agreement) or the analogous terms ascribed to the relevant documentation entered into in connection with any other Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any First Lien Obligation, and any other document or instrument executed or delivered at any time pursuant to the Credit Agreement, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time; provided that any such modification does not increase the principal amount of First Lien Loans in excess of the Maximum First Lien Indebtedness Amount.
          “First Lien Loans” means loans, advances or extensions of credit (including letters of credit and bank guarantees) under the Credit Agreement, including any “Loans” as defined in a Credit Agreement.
          “First Lien Obligations” means (a) obligations of the Company and the other Grantors from time to time arising under any First Lien Loan Document in respect of the due and punctual payment of (i) the principal of and premium, if any, interest and fees (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such amounts are allowed or allowable in such proceeding) on the First Lien Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; provided that the principal amount of the First Lien Loans shall not exceed the Maximum First Lien Indebtedness Amount, (ii) each payment required to be made by the Company and the other Grantors under the Credit Agreement in respect of any letter of credit issued under the Credit Agreement, when and as due, including payments in respect of any reimbursement obligations or indemnity obligations in respect thereof including any Letter of Credit Borrowing (as defined in the Initial Credit Agreement or the analogous terms ascribed in any other Credit Agreement), interest thereon and obligations to provide cash collateral, (iii) all Cash Management Obligations, (iv) all Hedging Obligations and (v) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company and the other Grantors under the Credit Agreement and the other First Lien Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the other Grantors under or pursuant to the Credit Agreement and the other First Lien Loan Documents.
          “First Lien Pledge Agreement” means the Pledge Agreement as defined in the Initial Credit Agreement, as it may be amended, supplemented, renewed, replaced or otherwise modified from time to time.

          “First Lien Secured Parties” means, at any relevant time, the holders of First Lien Obligations at such time, including without limitation the First Lien Lenders and the agents under the Credit Agreement and any First Lien Security Documents.
          “First Lien Security Documents” means the First Lien Pledge Agreement and any other agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) pursuant to the Credit Agreement to secure First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “Grantors” means the Company and each of the Subsidiary Grantors that have executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Security Document and a Second Lien Security Document.
          “Hedging Obligations” means, with respect to any Grantor, any obligations of such Grantor owed to any First Lien Secured Party (or any of its Affiliates) under any agreements or documents (such agreement or documents, “Swap Agreements”) that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Grantor’s (or its Subsidiary’s) exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
          “Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of a Credit Agreement.
          “Indenture” means (a) the Initial Indenture and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness that has been incurred to extend or Refinance (subject to the limitations set forth herein) in whole or in part the indebtedness under (x) the indenture referred to in clause (a) or (y) any subsequent Indenture, unless such agreement or instrument expressly provides that it is not intended to be and is not an Indenture hereunder. Any reference to the Indenture hereunder shall be deemed a reference to any Indenture then in existence.
          “Initial Credit Agreement” has the meaning set forth in the recitals hereto.
          “Initial Indenture” has the meaning set forth in the recitals hereto.
          “Insolvency or Liquidation Proceeding” means, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

          “Lien” means any mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).
          “Maximum First Lien Indebtedness Amount” means $125.0 million.
          “New Agent” has the meaning set forth in Section 5.6.
          “Noteholders” means the holders of the Notes under the Indenture.
          “Notes” has the meaning set forth in the recitals hereto.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Pledged Collateral” has the meaning set forth in Section 5.5 hereof.
          “Recovery” has the meaning set forth in Section 6.5 hereof.
          “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second Lien Obligations.
          “Second Lien Collateral Agent” has the meaning set forth in the preamble hereof.
          “Second Lien Documents” means the Indenture, the Second Lien Pledge Agreement or the analogous terms ascribed to the relevant documentation entered into in connection with any other Indenture, and each of the other agreements, documents and instruments providing for or evidencing any Second Lien Obligation, and any other document or instrument executed or delivered at any time pursuant to the Indenture, Second Lien Pledge Agreement, or Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.
          “Second Lien Obligations” means (a) obligations of the Company and the Subsidiary Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes and any other Indebtedness pursuant to the Indenture, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company and the Subsidiary Grantors under the Indenture and the other Second Lien Documents owing to the Second Lien Secured Parties (in their capacity as such) and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the Subsidiary Grantors under or pursuant to the Indenture and the other Second Lien Documents owing to the Second Lien Secured Parties (in their capacity as such).
          “Second Lien Pledge Agreement” means that certain Pledge Agreement by the Grantors in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties.
          “Second Lien Release” has the meaning set forth in Section 5.1.
          “Second Lien Secured Parties” means, at any relevant time, the holders of Second Lien Obligations at such time, including without limitation the Noteholders under the Initial Indenture.
          “Second Lien Security Documents” means the Second Lien Pledge Agreement and any other agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) pursuant to the Indenture securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “Standstill Period” has the meaning set forth in Section 3.1 hereof.
          “Subsidiary” has the meaning ascribed to such term in a Credit Agreement.
          “Subsidiary Grantors” has the meaning set forth in the recitals hereto.
          “Swap Agreement” has the meaning ascribed to such term in the definition of “Hedging Obligations.”
          “Trustee” means the “Trustee” under and as defined in the Indenture.
          “Unasserted Contingent Obligations” means, at any time, First Lien Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, any First Lien Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Lien Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
          “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
           SECTION 2. Lien Priorities.
          2.1 Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any applicable law, any invalidity, unenforceability or lack of perfection of any of the First Lien Loan Documents or any Lien securing or purporting to secure any First Lien Obligations, or the Second Lien Documents or any other circumstance whatsoever, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby agrees that: (a) any Lien or purported Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Secured Party or any agent or trustee therefor, regardless of how or when acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second Lien Obligations, regardless of how or when acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise; and (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Secured Party or any agent or trustee therefor regardless of how or when acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral now or hereafter securing any First Lien Obligations. All Liens or purported Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens or purported Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person. The Second Lien Collateral Agent for itself and on behalf of the Second Lien Secured Parties expressly agrees that any Lien purported to be granted on any Collateral as security for the First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, lapsed, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.
          2.2 Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each of the Second Lien Secured Parties, and the First Lien Collateral Agent, for itself and on behalf of each of the First Lien Secured Parties, agrees that it shall not (and hereby waives any right to) take any action to challenge or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (a) the priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in the First Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in the Collateral, as the case may be, or (b) the relative rights and duties of the holders of the First Lien Obligations and the Second Lien Obligations granted and established in this Agreement or in the First Lien Security Documents or the Second Lien Documents, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Secured Party to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.
          2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, the parties hereto agree that the Company shall not, and shall not permit any Subsidiary to, (a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted a Lien on such asset or property to secure the First Lien Obligations, and (b) grant or permit any additional Liens pursuant to the Credit Agreement on any asset to secure any First Lien Obligations unless it has granted a Lien on such asset to secure the Second Lien Obligations; provided, however that this Section 2.3 shall not be violated by a release of liens by the First Lien Collateral Agent without the release by the Second Lien Collateral Agent and vice versa. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Secured Parties, the Second Lien Collateral Agent, on behalf of Second Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.
          2.4 Identification of First Lien Collateral and Second Lien Collateral. In furtherance of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement upon request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Documents.

          2.5 The Collateral
     First Lien Collateral Agent and Second Lien Collateral Agent acknowledge and agree that (a) the Collateral constitutes material assets of Grantors, (b) the Collateral is or may be subject to laws, regulations or agreements that (i) restrict the right or power of a Grantor to grant, allow the perfection of, or grant rights allowing the exercise of remedies with respect to a Lien in such Collateral, (ii) restrict the right of a Person to receive, perfect, or exercise remedies with respect to a Lien in the Collateral, or (iii) could result in a default or potential forfeiture of such Collateral related to the grant of, perfection of, or exercise of remedies with respect to a Lien in such Collateral, (c) the Collateral and any Lien or purported Lien in or with respect to any of the Collateral might be subject to any of the matters described in Section 2.1, (d) First Lien Secured Parties and Second Lien Secured Parties would intend and require that all the Collateral be, but for such restrictions, imperfections or matters described in Section 2.1, subject to a perfected Lien granted by the applicable Grantor for the benefit of First Lien Secured Parties and Second Lien Secured Parties, (e) First Lien Secured Parties and Second Lien Secured Parties do intend that all the Collateral be subject to the Lien priorities applicable to Collateral as provided in this Agreement, notwithstanding any such restrictions or imperfections, any absence or ineffectiveness of the grant of a Lien or purported Lien, the failure to perfect such Lien or purported Lien in any the Collateral and/or any other matter described in Section 2.1, and (f) notwithstanding any such restrictions or imperfections, any absence or ineffectiveness of the grant of a Lien or purported Lien, the failure to perfect such Lien or purported Lien in any the Collateral and/or any other matter described in Section 2.1, solely for determining the rights of First Lien Secured Parties and Second Lien Secured Parties, First Lien Collateral Agent and Second Lien Collateral Agent shall be deemed to have a perfected security instrument and Lien in all the Collateral and all the Collateral shall be deemed Collateral.
          SECTION 3. Enforcement.
          3.1 Exercise of Remedies.
          (a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor: (i) the Second Lien Collateral Agent and the Second Lien Secured Parties (x) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including, without limitation, any right of set-off, or the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Agent or any Second Lien Secured Party is a party or the enforcement of or execution on any judgment Lien or filing or any action of levy or foreclosure or any other sale, lease, exchange, transfer or other disposition of Collateral) (collectively, an “Exercise of Remedies”) or institute or participate in any action or proceeding with respect to such rights or remedies (including any action of levy or foreclosure); provided that the Second Lien Collateral Agent may exercise any or all such rights (but not rights the exercise of which is otherwise prohibited by this Agreement including Section 6 hereof) after a period (the “Standstill Period”) of 180 consecutive days (which period shall be tolled during any period that the First Lien Collateral Agent is pursuing enforcement proceedings against Collateral or is prohibited by applicable law from pursuing such enforcement proceedings) has elapsed from the date of delivery of written notice from the Second Lien Collateral Agent to the First Lien Collateral Agent stating that the existence of any Event of Default as defined under the Indenture has occurred and is continuing thereunder and stating its intention to exercise its rights to take such actions or commence one or more Exercise of Remedies only so long as the First Lien Collateral Agent or First Lien Secured Parties have not commenced (or attempted to commence or given notice of its intent to commence) the exercise of any of their rights or remedies with respect to all or a material portion of the Collateral, (y) will not contest, protest or object to any foreclosure action, proceeding or Exercise of Remedies brought by the First Lien Collateral Agent or any First Lien Secured Party under the First Lien Loan Documents or otherwise, and (z) will not object to the forbearance by the First Lien Collateral Agent or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any exercise of any rights or remedies relating to the Collateral or any other Exercise of Remedies; and (ii) the First Lien Collateral Agent and the First Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including the right to credit bid debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Secured Party; provided that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, the Second Lien Collateral Agent or the Second Lien Secured Parties may file a proof of claim or statement of interest with respect to the Second Lien Obligations, (B) the Second Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (C) the Second Lien Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (D) the Second Lien Secured Parties shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral and (E) the Second Lien Collateral Agent or any Second Lien Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by clause (i)(x) above. In the Exercise of Remedies, the First Lien Collateral Agent and the First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code as adopted in any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          (b) Except as provided in the proviso in Section 3.1(a)(i)(x), the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, it will not take or receive any Collateral or any proceeds of Collateral in connection with any Exercise of Remedies or other exercise of rights or remedies with respect to any Collateral, unless and until the Discharge of First Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly permitted by Section 3.1(a) of this Agreement, the sole right of the Second Lien Collateral Agent and the Second Lien Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Security Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred in accordance with the terms of the Second Lien Documents and applicable law.
          (c) (i) Except as permitted by the proviso in Section 3.1(a)(i)(x), the Second Lien Collateral Agent for itself and on behalf of the Second Lien Secured Parties, agrees that the Second Lien Collateral Agent and the Second Lien Secured Parties will not take any action that would hinder, delay or interfere with any exercise of remedies under the First Lien Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any and all rights it or the Second Lien Secured Parties may have as a junior lien creditor or otherwise to object to the Exercise of Remedies by First Lien Collateral Agent or the First Lien Secured Parties or the manner in which the First Lien Collateral Agent or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations (including in any bankruptcy or liquidation proceedings) or the Liens granted in any of the Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Secured Parties is adverse to the interests of the Second Lien Secured Parties.
          (d) The Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Security Documents or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.
          3.2 Actions upon Breach.
          (a) If any Second Lien Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor with respect to the Collateral or against the Collateral, any First Lien Secured Party may intervene and interpose as a defense or dilatory plea the making of this Agreement, in its name or in the name of such Grantor.
          (b) Should any Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to the Collateral in violation of this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the First Lien Collateral Agent (in its own name or in the name of the relevant Grantor), or any other First Lien Secured Party with the prior written consent of the First Lien Collateral Agent, (i) may obtain relief against such Second Lien Secured Party by injunction, specific performance or other appropriate equitable relief, it being understood and agreed by the Second Lien Collateral Agent on behalf of each Second Lien Secured Party that (x) the First Lien Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (y) each Second Lien Secured Party waives any defense that the First Lien Secured Parties cannot demonstrate damage or can be made whole by the awarding of damages, and (ii) shall be entitled to damages from the Second Lien Secured Party that violated this Agreement, as well as reimbursement for all reasonable and documented costs and expenses incurred in connection with any action to enforce the provisions of this Agreement; provided that the First Lien Collateral Agent or any First Lien Secured Party shall only be entitled to such reimbursement if they are the prevailing party in such action to enforce the provisions of this Agreement; provided, further that (a) the First Lien Collateral Agent is entering into this covenant solely in its capacity as First Lien Collateral Agent and not in its individual capacity. Neither the Second Lien Collateral Agent nor any other Second Lien Secured Party shall have any recourse on account of such purported damages or claims for reimbursement or any other obligations or agreements of the First Lien Collateral Agent in this Agreement to any assets of the First Lien Collateral Agent other than assets held by First Lien Collateral Agent in its capacity as such (and not individually or in any representative capacity) and (b) the Second Lien Collateral Agent is entering into this covenant solely in its capacity as Second Lien Collateral Agent and not in its individual capacity. Neither the First Lien Collateral Agent nor any other First Lien Secured Party shall have any recourse on account of such purported damages or claims for reimbursement or any other obligations or agreements of the Second Lien Collateral Agent in this Agreement to any assets of the Second Lien Collateral Agent other than assets held by Second Lien Collateral Agent in its capacity as such (and not individually or in any representative capacity).
          SECTION 4. Payments.
          4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the Exercise of Remedies or received in respect of the Collateral in any Insolvency or Liquidation Proceeding, shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Documents.
          4.2 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Agent or any Second Lien Secured Party (including any proceeds of Collateral realized in any Exercise of Remedies by any Second Lien Creditor commenced following the expiration of a Standstill Period) shall be segregated and held in trust and promptly paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

          SECTION 5. Other Agreements .
          5.1 Releases .
          (a) Other than in connection with the Discharge of First Lien Obligations, if in connection with:
     (i) the exercise of any of First Lien Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer, other disposition of Collateral, or any other Exercise of Remedies; or
     (ii) any sale, lease, exchange, transfer or other disposition (collectively, a “Disposition”) of any Collateral permitted or not prohibited under the terms of the First Lien Loan Documents and the Second Lien Documents, whether by its terms or pursuant to any amendment thereto or consent or waiver thereunder;
the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Secured Parties, releases any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released (the “Second Lien Release”) and the Second Lien Collateral Agent, for itself and on behalf of any such Second Lien Secured Party, promptly shall execute and deliver to the First Lien Collateral Agent such termination statements, releases and other documents as the First Lien Collateral Agent may reasonably request to effectively confirm such release; provided, however, that the Second Lien Release shall not occur without the consent of the Second Lien Collateral Agent in the case of a Disposition not consummated as a result of an Exercise of Remedies if the net proceeds of the disposition will not be applied to repay the First Lien Obligations in accordance with the Credit Agreement, and, provided further, that if an “event of default” then exists under the Indenture and the Discharge of First Lien Obligations occurs concurrently with any such release, the Second Lien Collateral Agent (on behalf of the Second Lien Secured Parties) shall be entitled to receive the residual cash or cash equivalents (if any) remaining after giving effect to such release and the Discharge of First Lien Obligations.
          (b) Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact, coupled with an interest, with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Agreement, including this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

          5.2 Insurance; Condemnation. Unless and until the Discharge of First Lien Obligations has occurred, as between the First Lien Collateral Agent and the First Lien Secured Parties on the one hand and the Second Lien Collateral Agent and the Second Lien Secured Parties on the other hand, (a) the First Lien Collateral Agent and the First Lien Secured Parties shall have the sole and exclusive right, to the extent provided for in and subject to the rights of the Grantors under the First Lien Loan Documents, to be named as additional insured and loss payee under any insurance policies maintained from time to time by the Company or any other Grantor, adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral and (b) subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the First Lien Collateral shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Loan Documents (including, without limitation, for purposes of cash collateralization of commitments and letters of credit) and thereafter, to the extent no First Lien Obligations are outstanding, and to the extent provided for in the Second Lien Documents, to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties to the extent required under the Second Lien Security Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. The Second Lien Collateral Agent agrees to execute any document or instrument requested by the First Lien Collateral Agent to effectuate the foregoing. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall promptly pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2 of this Agreement.
          5.3 Amendments to and Refinancings of the First Lien Loan Documents; Amendments to the Second Lien Documents.
          (a) The First Lien Loan Documents may be amended, restated, supplemented or otherwise modified from time to time, and a Credit Agreement may be Refinanced, in whole or in part, in each case, without the consent of the Second Lien Collateral Agent or the Noteholders; provided that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement. In the event that any amendment, restatement, Refinancing(s) or other modification to a Credit Agreement results in the aggregate principal or face amount of First Lien Loans under all Credit Agreements then existing exceeding the Maximum First Lien Indebtedness Amount, the portion (but only such portion) of First Lien Indebtedness corresponding with the principal amount of First Lien Indebtedness in excess of the Maximum First Lien Indebtedness Amount under the Credit Agreement so modified shall not benefit from the Lien subordination provisions contained in Section 2.1 hereof.
          (b) Without the prior written consent of the First Lien Collateral Agent, no Second Lien Document may be amended, restated, supplemented, modified or refinanced or entered into to the extent such amendment, supplement, restatement, modification or refinancing, or the terms of any new Second Lien Document, would contravene the provisions of this Agreement.
          (c) The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, agrees that each Second Lien Security Document shall include the following language (or language to similar effect approved by the First Lien Collateral Agent):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to, or securing obligations under, this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement, dated as of May 6, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Penson Worldwide, Inc., Regions Bank as First Lien Collateral Agent, U.S. Bank National Association, as Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
          5.4 Rights as Unsecured Creditors. Except as otherwise set forth in Section 2.1, Section 2.2, Section 3.1 and Section 6 of this Agreement, the Second Lien Collateral Agent and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against any Grantor in accordance with the terms of the Second Lien Documents and applicable law, it being agreed by the Second Lien Collateral Agent (on behalf of itself and the Second Lien Secured Parties) that the waivers and other agreements made herein by the Second Lien Collateral Agent (on behalf of itself and the Second Lien Secured Parties) with respect to Collateral shall bind it (and each of the Second Lien Secured Parties) in their capacity as an unsecured creditor. Except as otherwise set forth in Section 2.1, Section 2.2, Section 3.1 and Section 6 of this Agreement, nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Secured Party of rights or remedies as a secured creditor (including setoff) or enforcement in contravention of this Agreement of any Lien held by any of them. In the event the Second Lien Collateral Agent or any other Second Lien Claimholder becomes a judgment lien creditor in respect of Collateral as a result of any enforcement of its rights, such judgment lien shall be subordinated to the Liens securing First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Liens securing First Lien Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Agent or the other First Lien Creditors may have with respect to the First Lien Collateral.
          5.5 Bailee for Perfection.
          (a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession or control thereof is taken to perfect a Lien thereon under the Uniform

Commercial Code (such Collateral being the “Pledged Collateral”) for the benefit of and on behalf of the First Lien Secured Parties, the Second Lien Collateral Agent and the Second Lien Secured Parties and any assignee solely for the purpose of acting as a gratuitous bailee and agent in perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Documents, subject to the terms and conditions of this Section 5.5.
          (b) Subject to the terms of this Agreement, until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents as if the Liens of the Second Lien Collateral Agent under the Second Lien Security Documents did not exist. The rights of the Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to the First Lien Collateral Agent’s rights under the First Lien Loan Documents.
          (c) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Secured Parties and the Second Lien Collateral Agent or any Second Lien Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral for the benefit of and on behalf of the First Lien Secured Parties and the Second Lien Collateral Agent and any permitted assignee in accordance with this Section 5.5.
          (d) The First Lien Collateral Agent acting pursuant to this Section 5.5 shall not have by reason of the First Lien Security Documents, the Second Lien Security Documents, this Agreement or any other document or theory a fiduciary relationship in respect of the First Lien Secured Parties, the Second Lien Collateral Agent or any Second Lien Secured Party, and the First Lien Collateral Agent shall not have any liability to any Second Lien Secured Party in connection with its holding the Pledged Collateral or any other Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.
          (e) Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver without recourse or warranty the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Second Lien Collateral Agent to the extent Second Lien Obligations remain outstanding, and second, to the Company to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral, but in each case except to the extent a court of competent jurisdiction may otherwise direct). The First Lien Collateral Agent further agrees to take, at the sole cost and expense of the Grantors, all other action reasonably requested by such Person in connection with such Person obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.
          5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If at any time in connection with the Discharge of First Lien Obligations the Company either in connection therewith or thereafter enters into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, the First Lien

Loan Documents and the Second Lien Documents, and the obligations under such Refinancing shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the related documents shall be treated as First Lien Loan Documents for all purposes of this Agreement and the first lien collateral agent under such Refinanced First Lien Loan Documents shall be a First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice stating that the Company has entered into a new First Lien Loan Document (which notice shall include the identity of the new collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to confirm to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (b) deliver to the New Agent the Pledged Collateral together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral), and (c) cease any actions or activities inconsistent with the obligations under this Intercreditor Agreement.
          SECTION 6. Insolvency or Liquidation Proceedings.
          6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of cash collateral on which the First Lien Collateral Agent has a Lien or to permit the Company or any other Grantor to obtain financing (whether from one or more First Lien Secured Parties, or any other third Person) under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (each, a “DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that (a) it will raise no objection to (nor join with any third party opposing, objecting or consenting to) such use of cash collateral or DIP Financing, and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3 hereof) and (b) to the extent the Liens securing the First Lien Obligations are subordinated or pari passu with such DIP Financing, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto), (y) any adequate protection provided to the First Lien Collateral Agent or the First Lien Secured Parties or (z) any “carve-out” agreed to by the First Lien Collateral Agent or the First Lien Secured Parties. The Second Lien Collateral Agent on behalf of the Second Lien Secured Parties, agrees that it will raise no objection to or oppose a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the First Lien Secured Parties have consented to such sale or disposition of such assets and the Second Lien Collateral Agent and each other Second Lien Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Secured Parties and will be deemed to have released their Liens in such assets upon the consummation of the sale.
          6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall (a) seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from or modification of the automatic stay of Section 362(a) of the Bankruptcy Code or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral or any proceeds thereof, without the prior written consent of the First Lien Collateral Agent or (b) oppose, seek to enjoin, object to, or cause or support any other Person’s objection to, any request by the First Lien Collateral Agent or any other First Lien Secured Party for relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral or any proceeds thereof.
          6.3 Adequate Protection. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall contest (or support any other person contesting) (a) any request by the First Lien Collateral Agent or the First Lien Secured Parties for adequate protection, (b) any objection by the First Lien Collateral Agent or the First Lien Secured Parties to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Secured Parties claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Lien Collateral Agent or any other First Lien Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement and (ii) not in limitation of Section 6.1, in the event the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, seeks or requests adequate protection in accordance with clause (i) above in respect of Second Lien Obligations and such adequate protection is granted in the form of (A) additional collateral, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Secured Parties, agrees that the First Lien Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any such DIP Financing provided by the First Lien Secured Parties and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Secured Parties (and all obligations relating thereto) and to any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement, (B) replacement Liens on the Collateral, provided that, as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Secured Parties, is also granted a security interest in and replacement Lien upon such additional collateral, which is senior and prior to the security interest and Lien granted to the Second Lien Collateral Agent and/or the Second Lien Secured Parties, and (C) an administrative expense claim, provided that, as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Secured Parties, is also granted an administrative expense claim that is senior and prior to the administrative expense claim granted to the Second Lien Collateral Agent and/or the Second Lien Secured Parties. The Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall seek or accept adequate protection in the form of cash or otherwise other than pursuant to clause (i) above without the prior written consent of the First Lien Collateral Agent.
          6.4 No Waiver; Voting Rights. Except as expressly set forth in Section 6.3, nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Secured Parties, including the seeking by the Second Lien Collateral Agent or any Second Lien Secured Party of adequate protection or the asserting by the Second Lien Collateral Agent or any Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise. The Second Lien Collateral Agent (on behalf of itself and the Second Lien Secured Parties) agrees that, in any Insolvency or Liquidation Proceeding, neither the Second Lien Collateral Agent nor any other Second Lien Secured Parties shall support or vote for (or join with or support any party in doing so) any plan of reorganization or liquidation or disclosure statement of the Company or any other Grantor unless such disclosure statement and plan (x) provide for the Discharge of First Lien Obligations (including all post-petition interest, fees and expenses as provided in Section 6.7 hereof) on the effective date of such plan of reorganization, or (y) is otherwise accepted by the class of holders of the First Lien Obligations voting thereon pursuant to Section 1126(c) of the Bankruptcy Code. Notwithstanding the foregoing, the Second Lien Secured Parties shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.
          6.5 Avoidance Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount (a “Recovery”), then such First Lien Secured Party shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts. If any Discharge of First Lien Obligations occurs prior to a Recovery but the First Lien Obligations are reinstated as a result of such Recovery, the Discharge of First Lien Obligations shall for all purposes hereunder be deemed not to have occurred and any such obligations shall be reinstated under Section 5.6. If this Agreement shall have been terminated prior to such Recovery or any finding of the invalidity of a Lien of the First Lien Collateral Agent, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any and all amounts received by and remaining on deposit with the Second Lien Collateral Agent or received by any Second Lien Secured Party from or in respect of Collateral or the proceeds thereof on account of the Second Lien Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, for application to the reinstated First Lien Obligations. This Section 6.5 shall survive termination of this Agreement.
          6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Neither the Second Lien Collateral Agent or any Second Lien Secured Party shall propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement (except to the extent otherwise agreed by the First Lien Collateral Agent).
          6.7 Post-Petition Interest.
          (a) Neither the Second Lien Collateral Agent nor any Second Lien Secured Party shall oppose, object to or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees, premiums, costs or expenses, without regard to the existence of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties on the Collateral, and neither the Second Lien Collateral Agent not any other Second Lien Secured Party shall oppose the positions taken by the First Lien Collateral Agent with respect to the value of First Lien Collateral. Regardless of whether any such claim for pre- or post-petition interest, fees, premiums, costs, expenses or other charges is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement is expressly intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First Lien Secured Parties, and is intended to provide the First Lien Secured Parties with the right, to receive payment of all post-petition interest, fees, premiums, costs, expenses or other charges through distributions from the Collateral made pursuant to the provisions of this Agreement even though such interest, fees, costs, expenses or other charges are not allowed or allowable against the bankruptcy estate of the Company or any other Grantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law.
          (b) Neither the First Lien Collateral Agent nor any other First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Secured Party on the Collateral (after taking into account the First Lien Collateral).
          6.8 Waiver. The Second Lien Collateral Agent shall not object to, oppose, support any objection or take any other action to impede the right of any First Lien Secured Party to make an election under Section 1111(b) of the Bankruptcy Code. So long as the rights and remedies available to the Second Lien Collateral Agent are not impaired thereby, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, waives any claim it may hereafter have against any First Lien Secured Party arising out of the election of any First Lien Secured Party of the application of Section 1111(b) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.
          6.9 Nature of Obligations; Post-Petition Interest. The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that (a) the Second Lien Secured Parties’ claims against the Grantors in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the First Lien Secured Parties against the Grantors in respect of the Collateral, (b) the First Lien Obligations include all interest that accrues after the commencement of any Insolvency or Liquidation Proceeding of any Grantor at the rate provided for in the applicable First Lien Loan Documents governing the same, whether or not a claim for post-petition interest is allowed or allowable in any such Insolvency or Liquidation Proceeding and (c) this Agreement constitutes a “subordination agreement” under Section 510(a) of the Bankruptcy Code. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Grantors in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that all distributions pursuant to Section 4.1 and 4.2 hereof or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate in respect of the claims held by the First Lien Secured Parties before any distribution is made in respect of claims held by the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, with the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledging and agreeing to turn over to the holders of the First Lien Obligations all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Second Lien Secured Parties).
          6.10 Proofs of Claim. The First Lien Collateral Agent may file proofs of claim and other pleadings and motions with respect to any First Lien Obligations or the Collateral in any Insolvency or Liquidation Proceeding. If a proper proof of claim has not been filed in the form required in such Insolvency or Liquidation Proceeding at least ten (10) days prior to the expiration of the time for filing thereof on behalf of the Second Lien Obligations, the First Lien Collateral Agent shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Second Lien Secured Parties with respect to any of the Second Lien Obligations or any of the Collateral. In furtherance of the foregoing, the Second Lien Collateral Agent hereby appoints the First Lien Collateral Agent as its attorney-in-fact, with full authority in the place and stead of the Second Lien Collateral Agent and full power of substitution and in the name of the Second Lien Secured Parties or otherwise, to execute and deliver any document or instrument that the First Lien Collateral Agent is required or permitted to deliver pursuant to this Section 6.10, such appointment being coupled with an interest and irrevocable.
          6.11 Asset Dispositions in an Insolvency Proceeding. Neither the Second Lien Collateral Agent nor any other Second Lien Secured Party shall, in an Insolvency or Liquidation Proceeding or in connection with an Exercise of Remedies, oppose any sale or disposition of any assets of any Grantor that is supported by the First Lien Secured Parties, and the Second Lien Collateral Agent and each other Second Lien Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First

Lien Secured Parties and to have released their Liens on such assets (but not the proceeds of such sale). Nothing herein shall be construed to in any way limit or impair the right of any Second Lien Secured Party from exercising a credit bid with respect to the Second Lien Obligations in a sale or other disposition of Collateral under Section 363 of the Bankruptcy Code, provided that in connection with and immediately after giving effect to such sale and credit bid there occurs a Discharge of First Lien Obligations.
          SECTION 7. Reliance; Waivers; Etc.
          7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, acknowledges that it and such First Lien Secured Parties have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analyses and decisions to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under a Credit Agreement or this Agreement. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, acknowledges that it and the Second Lien Secured Parties have, independently and without reliance on the First Lien Collateral Agent or any First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.
          7.2 No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Subject to the limitations appearing herein, the Second Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, acknowledges and agrees that the First Lien Collateral Agent and the First Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent and the Second Lien Secured Parties shall have no duty to the First Lien Collateral Agent or any of the First Lien Secured Parties, and the First Lien Collateral Agent and the First Lien Secured Parties shall have no duty to the Second Lien Collateral Agent or any of the Second Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary Grantor (including the First Lien Loan Documents and the

Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.
          7.3 No Waiver of Lien Priorities.
          (a) No right of any First Lien Secured Party or the First Lien Collateral Agent to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Secured Party or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or any First Lien Secured Party may have or be otherwise charged with.
          (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Loan Documents) and subject to the provisions of Section 5.3(b), the First Lien Secured Parties, the First Lien Collateral Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Secured Party, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any Second Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:
          (i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the amount (subject to Section 5.3(a)), tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Secured Parties, the First Lien Obligations or any of the First Lien Loan Documents;
          (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to the First Lien Secured Parties or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;
          (iii) settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order;

          (iv) make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for the account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;
          (v) release or discharge any First Lien Obligation or any guaranty thereof or any agreement or obligation of any Grantor or any other person or entity with respect thereto; and
          (vi) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, and elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.
          (c) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, also agrees that the First Lien Secured Parties and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Secured Party, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any claim against any First Lien Secured Party or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Secured Parties or the First Lien Collateral Agent may take or permit or omit to take with respect to: (a) the First Lien Loan Documents, (b) the collection of the First Lien Obligations or (c) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Secured Parties and the First Lien Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.
          (d) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.
          7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Secured Parties and the Second Lien Collateral Agent and the Second Lien Secured Parties, respectively, hereunder (including the Lien Priorities established hereby) shall remain in full force and effect irrespective of:
          (a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Documents or the perfection of any liens thereunder, or any setting aside or avoidance of any Lien;

          (b) except as otherwise set forth in the Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;
          (c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;
          (d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or
          (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Lien Obligations, or of the Second Lien Collateral Agent or any Second Lien Secured Party in respect of this Agreement.
          7.5 Certain Notices.
          (a) Promptly upon (or as soon as practicable following) the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver written notice confirming the same to the Second Lien Collateral Agent; provided that the failure to give any such notice shall not result in any liability of the First Lien Collateral Agent or the First Lien Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.
          (b) Promptly upon the commencement by the First Lien Collateral Agent of any Enforcement Action, the First Lien Collateral Agent shall notify the Second Lien Collateral Agent of such action; provided that the failure to give any such notice shall not result in any liability of the First Lien Collateral Agent or the First Lien Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.
          SECTION 8. Miscellaneous.
          8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control.
          8.2 Effectiveness; Continuing Nature of This Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Secured Party, to extend credit and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect, (i) with respect to the Second Lien Collateral Agent, the Second Lien Secured Parties and the Second Lien Obligations, upon the later of (1) (a) the release of all collateral under the Indenture and (b) the date upon which the obligations under the Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate and (ii) subject to Section 5.6, with respect to the First Lien Collateral Agent, the First Lien Secured Parties and the First Lien Obligations, the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Secured Parties under Section 6.5.
          8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each of the First Lien Collateral Agent (acting pursuant to the Credit Agreement) and the Second Lien Collateral Agent (acting in accordance with the Indenture) or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.
          8.4 Information Concerning Financial Condition of the Company and Its Subsidiaries. The First Lien Collateral Agent and the First Lien Secured Parties, and the Second Lien Collateral Agent and the Second Lien Secured Parties, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Secured Parties shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Secured Party, it or they shall be under no obligation (w) to make, and the First Lien Collateral Agent and the First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
          8.5 Subrogation. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.
          8.6 Application of Payments. All payments received by the First Lien Collateral Agent or the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
          8.7 SUBMISSION TO JURISDICTION; WAIVERS.
          (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES AND ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
          (b) EACH OF THE PARTIES HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS

ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          8.8 Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service and upon receipt of electronic mail, facsimile or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses, fax numbers and email addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address, fax number and email address, as applicable, as may be designated by such party in a written notice to all of the other parties.
          8.9 Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.
          8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Secured Parties, the Second Lien Collateral Agent, the Second Lien Secured Parties and their respective successors and assigns. If either of the First Lien Collateral Agent or the Second Lien Collateral Agent resigns or is replaced pursuant to a Credit Agreement or the Indenture, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all of the rights of and be subject to all of the obligations of this Agreement.
          8.12 Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Collateral Agent or the Second Lien Collateral Agent, as the case may be.
          8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
          8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic means of transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
          8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.
          8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.
          8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.
          8.18 No Agency. Other than Section 5.5 hereof, this Agreement shall not create any agency relationship between the First Lien Collateral Agent and the Second Lien Collateral Agent.

          8.19 The First Lien Collateral Agent. Each party hereto hereby acknowledges and agrees that the First Lien Collateral Agent is entering into this Agreement solely in its capacity as First Lien Collateral Agent under the First Lien Security Documents and not in its individual capacity. The First Lien Collateral Agent shall not be deemed to owe any fiduciary duty to the Trustee, the Second Lien Collateral Agent and the holders of the Notes. The First Lien Collateral Agent undertakes to perform and observe only such covenants and obligations as are specifically set forth in herein, and no implied covenants or obligations shall be read into this Agreement against the First Lien Collateral Agent.
          8.20 The Second Lien Collateral Agent. Each party hereto hereby acknowledges and agrees that the Second Lien Collateral Agent is entering into this Agreement solely in its capacity as Second Lien Collateral Agent under the Second Lien Security Documents and not in its individual capacity. The Second Lien Collateral Agent shall not be deemed to owe any fiduciary duty to the First Lien Administrative Agent, First Lien Collateral Agent and the other First Lien Lenders. The Second Lien Collateral Agent undertakes to perform and observe only such covenants and obligations as are specifically set forth in herein, and no implied covenants or obligations shall be read into this Agreement against the Second Lien Collateral Agent.

          IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent REGIONS BANK, as First Lien Collateral Agent
By:	/s/ Robin Ingari
	Name:	Robin Ingari
	Title:	Sr. Vice President

Address:	100 Congress Avenue, Suite 1700
Austin, Texas 78701

Attention:	Robin Ingari, Senior Vice President

Facsimile Number:	(512) 226-0241

Second Lien Collateral Agent U.S. BANK NATIONAL ASSOCIATION, as Second Lien Collateral Agent
By:	/s/ Brad Hounsel
	Name:	Brad Hounsel
	Title:	Vice President

Address:	14241 Dallas Parkway, Suite 490
Dallas, Texas 75254

Attention:	Corporate Trust Services,
Brad Hounsel, Vice President

Facsimile	Number: (972) 789-9605

ACKNOWLEDGED AND AGREED: PENSON WORLDWIDE, INC., as the Company
By:	/s/ Daniel P. Son
	Name:	Daniel P. Son
	Title:	President

Address:	1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201

Attention:	Chief Executive Officer

Facsimile Number:	(214) 765-1164

With a copy to:	General Counsel
Facsimile Number:	(214) 217-5096

SAI HOLDINGS, INC., as a Subsidiary Grantor
By:	/s/ Daniel P. Son
	Name:	Daniel P. Son
	Title:	President

Address:	1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201

Attention:	Executive Vice President

Facsimile Number:	(214) 765-1164

With a copy to:	General Counsel

Facsimile Number:	(214) 217-5096

PENSON HOLDINGS, INC., as a Subsidiary Grantor
By:	/s/ Daniel P. Son
	Name:	Daniel P. Son
	Title:	Vice Chairman

Address:	1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201

Attention:	President

Facsimile Number:	(214) 765-1164

With a copy to:	General Counsel

Facsimile Number:	(214) 217-5096